Exhibit 4.2

2U, INC.
AMENDED AND RESTATED

2017 EMPLOYEE STOCK PURCHASE PLAN

Section 1. Purpose of the Plan

The 2U, Inc. Amended and Restated 2017 Employee Stock Purchase Plan is intended to encourage employee participation in the ownership and economic progress of the Company pursuant to a plan that is designed to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

Section 2. Definitions

Unless the context clearly indicates otherwise, the following terms have the meanings set forth below:

(a) “Board” shall mean the board of directors of the Company.

(b) “Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, together with any applicable regulations issued thereunder.

(c) “Committee” shall mean the Board, or a committee designated by the Board to administer the Plan, which Committee shall administer the Plan as provided in Section 3 hereof.

(d) “Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

(e) “Company” shall mean 2U, Inc. or any successor corporation.

(f) “Compensation” shall mean the fixed salary or base hourly wage paid by the Company or a Designated Subsidiary, as applicable, to an Employee as reported by the Company (or by a Designated Subsidiary) to the United States government (or other applicable government) for income tax purposes, including an Employee’s portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code, but excluding items such as commissions, bonuses, fees, overtime pay, severance pay, expenses, stock option or other equity incentive income, or other special emolument or any credit or benefit under any employee plan maintained by the Company.

(g) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military or sick leave), provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(h) “Designated Subsidiary” shall mean any Subsidiary of the Company that is designated by the Committee to participate in the Plan. The Committee may, from time to time,

designate any Subsidiary from among a group consisting of the Company and its related corporations, including corporations having become parents or Subsidiaries of the Company after the adoption and approval of the Plan.

(i) “Employee” shall mean any employee of the Company or a Designated Subsidiary whose annual Compensation is less than $200,000, and whose customary employment is both more than twenty (20) hours per week and more than five (5) months per calendar year.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(k) “Exercise Date” shall mean the last trading day of each Offering Period, unless otherwise determined by the Committee.

(l) “Fair Market Value” shall mean, as of any date, the value of the Common Stock determined as follows:

(1) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(2) Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(3) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(m) “Offering Date” shall mean the first trading day of each Offering Period, unless otherwise determined by the Committee.

(n) “Offering Period” or “Period” shall mean the Plan Half-Year beginning on an Offering Date and ending on the next succeeding Exercise Date, or such other period as determined by the Committee; provided that the Offering Period may not exceed twenty-seven (27) months from the Offering Date. As used herein, the term “Offering Period” shall refer to all Offering Periods under the Plan as the context requires.

(o) “Option Price” shall mean the purchase price of a share of Common Stock as provided in Section 7(a) hereof.

(p) “Participant” shall mean any Employee who (i) is eligible to participate in the Plan under Section 6(a) hereof and (ii) elects to participate in the Plan with respect to any Offering Period.

(q) “Plan” shall mean the 2U, Inc. Amended and Restated 2017 Employee Stock Purchase Plan, as the same may be amended from time to time.

(r) “Plan Account” or “Account” shall mean an account established and maintained in the name of each Participant.

(s) “Plan Administrator” shall mean any Employee or Employees or a third party qualified to act as the Plan Administrator appointed pursuant to Section 3 hereof.

(t) “Plan Half-Year” shall mean each six (6) month period during the term of the Plan, commencing on January 1, 2018.

(u) “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

Section 3. Administration of Plan

Subject to oversight by the Board, the Committee shall have the sole authority and complete discretion to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code. Further, the Committee shall have the sole authority to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendixes to the Plan. Its interpretations and decisions in respect of the Plan shall, subject to the aforesaid, be final and conclusive. The Committee shall have the authority to appoint a Plan Administrator and to delegate to the Plan Administrator such authority with respect to the administration of the Plan as the Committee, in its sole discretion, deems advisable from time to time.

Section 4. Effective Date of the Plan

The Plan originally became effective on June 1, 2017, upon the approval by the Company’s stockholders. The Plan was amended and restated effective November 29, 2017.

Section 5. Term of the Plan

The Plan shall continue in effect until the earlier of (i) the date when no shares of Common Stock are available for issuance under the Plan (at which time the Plan shall be suspended as set forth in Section 8(c)), or (ii) the tenth anniversary of the Effective Date, unless terminated prior thereto by the Committee, which shall have the right to terminate the Plan at any time. Upon any such termination, the balance, if any, in each Participant’s Account shall be refunded to her or him, or otherwise disposed of in accordance with the policies and procedures prescribed by the Committee in cases where such a refund is not possible.

Section 6. Participation

(a) Eligibility. Participation in the Plan is limited to Employees who meet the requirements of this Section 6(a). Each Employee may become a Participant by completing the enrollment procedures prescribed by, or on behalf of, the Plan Administrator, as revised from time to time. An Employee may enroll upon the commencement of employment or prior to the Offering Date of the next Plan Half-Year during the term of the Plan. For new Employees, such enrollment shall be effective for the next Offering Period, subject to such administrative rules as the Committee or Plan Administrator may establish. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to purchase Common Stock under the Plan if, immediately after the option is granted, such Employee (or any other person whose shares would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary or parent of the Company. Any amounts received from an Employee which cannot be used to purchase Common Stock as a result of this limitation will be returned as soon as practicable to the Employee without interest.

(b) Payroll Deductions. Payment for shares of Common Stock purchased hereunder shall be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received from a Participant. Such deductions shall be expressed as a whole number percentage which shall be not less than one percent (1%) and not more than fifteen percent (15%) of the Participant’s Compensation as in effect at the start of such Offering Period. A Participant may not increase the deduction during an Offering Period. However, a Participant may change the percentage deduction for any subsequent Offering Period by filing notice thereof with the Company prior to the Offering Date on which such Period commences. Employee contributions are accumulated during the Offering Period and used to purchase shares on the Exercise Date. During an Offering Period, a Participant may decrease the percentage deduction in effect for the remainder of such Offering Period (subject to such administrative rules as the Committee or Plan Administrator may establish), withdraw entirely from participation or discontinue payroll deductions but have the payroll deductions previously made during that Offering Period remain in the Participant’s Account to purchase Common Stock on the next Exercise Date, provided that she or he is an Employee as of that Exercise Date. Any amount remaining in the Participant’s Account after the purchase of Common Stock will be refunded without interest. Any Participant who discontinues payroll deductions during an Offering Period may again become a Participant for a subsequent Offering Period upon completion of the enrollment procedures prescribed by, or on behalf of, the Plan Administrator, as revised from time to time. Amounts deducted from a Participant’s Compensation pursuant to this Section 6(b) shall be credited to such Participant’s Account.

(c) Account Statements. An individual Plan Account will be maintained for each Participant. Account statements will be given to Participants as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, the per share Option Price, the number of shares of Common Stock purchased, the aggregate number of shares in the Participant’s Account following the purchase and the remaining cash balance, if any.

Section 7. Purchase of Shares

(a) Option Price. Unless otherwise determined by the Committee or Plan Administrator prior to the commencement of an Offering Period, the Option Price per share of the Common Stock sold to Participants hereunder shall be the lesser of ninety percent (90%) of the Fair Market Value of such share on (i) the Exercise Date of the applicable Offering Period or (ii) the Offering Date for such Offering Period, but in no event shall the Option Price per share be less than the par value of the Common Stock.

(b) Purchase of Shares. On each Exercise Date, the amount in a Participant’s Account shall be charged with the aggregate Option Price of the largest number of shares of Common Stock which can be purchased with such amount, including fractional shares, if so authorized by the Committee, and such shares will be purchased by the Participant hereunder. The balance, if any, in such Account following the purchase shall be carried forward to the next succeeding Offering Period.

(c) Maximum Number of Shares Per Offering Period. In no event shall any Participant purchase more than 10,000 shares of Common Stock during an Offering Period (subject to adjustment in accordance with Section 8 of the Plan). Any amounts received from a Participant which cannot be used to purchase shares of Common Stock as a result of this limitation will be returned as soon as possible to the Participant without interest.

(d) $25,000 Limitation on Purchase. Notwithstanding any provisions of the Plan to the contrary, no Participant shall be granted an option under the Plan which permits such Participant’s right to purchase shares of Common Stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such shares of Common Stock (determined as of the Offering Date) for any calendar year in which such option would be outstanding at any time. Any amounts received from a Participant which cannot be used to purchase shares of Common Stock as a result of this limitation will be returned as soon as possible to the Participant without interest.

To the extent necessary to comply with Section 423(b)(8) of the Code and the limitations on purchase in this Section 7(d), a Participant’s payroll deductions may be decreased to 0% during any Offering Period which is scheduled to end during any calendar year, such that the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year does not exceed the twenty-five thousand dollar ($25,000) limit described above. Payroll deductions shall re-commence at the rate provided for by the Participant’s prior election at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless suspended by the Participant pursuant to Section 6(b) of the Plan.

(e) Transferability of Rights. Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 9(a).

Section 8. Shares Reserved for Issuance Under the Plan

(a) Shares Reserved; Delivery of Stock. Subject to Section 8(b), a maximum number of shares of Common Stock equal to 1,000,000 shares of Common Stock may be purchased by Participants under the Plan, which shares of Common Stock shall be treasury shares, shares purchased in the open market, or newly authorized shares, as determined by the Committee.

(b) Equitable Adjustments. In the event that adjustments are made in the number of outstanding shares of Common Stock or such shares are exchanged for a different class of stock of the Company or for shares of stock of any other corporation by reason of stock dividend, stock split or similar transaction, the Committee may make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the Option Price, provided that in no event shall the Option Price be reduced to an amount that is lower than the par value of a share. All such adjustments shall be made in the sole discretion of the Committee, and its decision shall be binding and conclusive.

(c) Insufficient Shares. If the aggregate funds available for the purchase of Common Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 8(a) hereof, (i) the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess and (ii) the Plan shall automatically be suspended immediately after such Exercise Date until such time when additional shares of Common Stock may be added to the Plan.

(d) Confirmation. Confirmation of each purchase of Common Stock hereunder shall be made available to the Participant in either written or electronic format as provided by Section 6(c). A record of purchases shall be maintained by appropriate entries on the books of the Company or Plan Administrator.

(e) Rights as Stockholders. The shares of Common Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a stockholder of the Company shall exist with respect to such shares.

Section 9. Termination of Participation

(a) Voluntary Withdrawal. A Participant may withdraw from the Plan at any time by filing a notice of withdrawal prior to the close of business on the business day immediately prior to an Exercise Date. Upon withdrawal, the entire amount, if any, in a Participant’s Account shall be refunded to her or him without interest. Any Participant who withdraws from the Plan may again become a Participant in accordance with Section 6(a).

(b) Termination of Eligibility. If a Participant ceases to be eligible under Section 6(a) hereof for any reason, the dollar amount in such Participant’s Account will be refunded or distributed to the Participant. Upon termination of a Participant’s Continuous Status as an Employee during the Offering Period for any reason, including involuntary or voluntary termination, retirement or death, the payroll deductions credited to such Participant’s account (that have not been used to purchase shares of Common Stock) will be returned to such Participant or, in the case of such Participant’s death, the Participant’s designated beneficiary on file or estate, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund or distribution may not be possible.

Section 10. General Provisions

(a) Notices. Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective only when received by the Company.

(b) No Right to Employment. Neither the creation of the Plan nor participation therein shall be deemed to create any right to employment or continued employment for any period or terms of employment, or interpreted in any way to prevent or restrict the Company or a Designated Subsidiary from modifying or terminating any the employment or terms of employment of any Employee.

(c) Tax Matters; Interpretation. If a Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share of Common Stock issued to such Participant hereunder, and such disposition occurs within the two-year period commencing on the day of the Offering Date or within the one-year period commencing on the day of the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and, thereafter, immediately deliver to the Company any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

The Plan is intended to comply with Section 423 of the Code and Rule 16b-3 under the Exchange Act, and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

It is the responsibility of each Participant to obtain his or her own tax advice in respect of the Plan and to fulfill his or her ongoing tax obligations in respect of the Plan.

(d) Amendment of the Plan. The Committee may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the stockholders within twelve (12) months before or after the date on which such amendment is made, no amendment may (i) increase the aggregate number of shares of Common Stock reserved under the Plan other than to reflect a change in the number of outstanding shares due to a stock dividend or stock split or (ii) change the granting corporation from one other than the Company or the Common Stock available for purchase under the Plan. Any amendment of the Plan must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations and the requirements of the principal exchange upon which the Common Stock is listed. Without limiting the foregoing, the Committee may, at any time, terminate the Plan and refund (without interest) amounts in Participants’ Accounts or shorten any ongoing or future Offering Period.

(e) Application of Funds. All funds received by the Company by reason of purchases of Common Stock hereunder may be used for any corporate purpose.

(f) Conditions on Issuance. The Company shall not be obligated to sell shares of Common Stock hereunder if the Company determines that such sale would violate any applicable law or regulation. Furthermore, the Company shall not be obliged to issue or deliver any shares until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee. In addition, notwithstanding any provision of the Plan to the contrary, the Committee may establish such special rules as the Committee determines are necessary to comply with the laws of a foreign jurisdiction with respect to citizens or residents of such foreign jurisdiction, provided that any such special rules shall comply with the requirements of Section 423 of the Code and the regulations and guidance promulgated thereunder.

(g) Governing Law.  The Plan and all rights and obligations thereunder shall be constructed and enforced in accordance with the laws of the State of Delaware and any applicable provisions of the Code and the related regulations.